Exhibit 10.1 – Severance Agreement for Andrew J. McCreanor

THIS SEVERANCE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of the 19th day of April, 2004, by and between The National Bank and Trust Company, a national banking association (hereinafter referred to as “NB&T”), and Andrew J. McCreanor, Executive Vice President, an individual (hereinafter referred to as the “Employee”);

WITNESSETH:

WHEREAS, the Employee is currently employed as the Executive Vice President of NB&T;

WHEREAS, as a result of the skill, knowledge and experience of the Employee, the Board of Directors of NB&T desires to retain the services of the Employee as the Executive Vice President of NB&T;

WHEREAS, the Employee desires to continue to serve as the Executive Vice President of NB&T; and

WHEREAS, the Employee and NB&T desire to enter into this Agreement to set forth their understanding as to their respective rights and obligations in the event of the termination of the Employee’s employment under the circumstances set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, NB&T and the Employee hereby agree as follows:

1. Term. This Agreement shall commence on the date set forth above and shall end thirty-six (36) months thereafter, subject to earlier termination as provided herein (hereinafter referred to as the “Term”). This Agreement shall be extended automatically for one year on each anniversary of the date of this Agreement, until NB&T gives at least six months’ notice of cancellation to the Employee.

2. Termination of Employment.

(a) Termination for Just Cause.

(i) In the event that NB&T terminates the employment of the Employee before the expiration of the Term because of the Employee’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure or refusal to perform the duties and responsibilities performed by the Employee at the time of execution of this Agreement or as otherwise consistent with the positions of Executive Vice President; willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order; conviction of a felony or for fraud or embezzlement; or material breach of any provision of this Agreement (hereinafter collectively referred to as “Just Cause”), the Employee shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination.

(ii) For purposes of Section 2(a)(i):

(A)	“incompetence” shall mean the Employee’s performance of his duties as measured against the then prevailing standards in the Ohio banking industry;

(B)	no act, or failure to act, on the Employee’s part shall be considered “willful” unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of NB&T; and

(C)	a cease-and desist order shall not become final until consent by NB&T to such order or the exhaustion or lapse of all (administrative and judicial) appeal rights in relation thereto.

(b) Termination without Just Cause and without a Change of Control. In the event that NB&T terminates the employment of the Employee before the expiration of the Term without Just Cause and on a date that is more than six months before a Change of Control (hereinafter defined) or that is after one year following a Change of Control, the Employee shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination.

(c) Termination in Connection with a Change of Control.

(i) In the event that NB&T terminates the employment of the Employee before the expiration of the Term without Just Cause and within six months before a Change of Control or within one year after a Change of Control, then the following shall occur:

(A) NB&T shall promptly pay to the Employee or to his dependents, beneficiaries or estate an amount equal to two times the Employee’s Compensation (as defined below) in a lump sum without reduction for time value of money or other discount. “Employee’s Compensation” shall mean the higher of base salary at the time of the Change of Control or at termination of the Employee’s employment, plus the highest bonus paid to the Employee during five (5) years preceding his termination;

(B) The Employee, his dependents, beneficiaries and estate shall be covered under either the health, life and disability plans of NB&T or the health, life and disability plans of the successors, survivors or assigns of NB&T without any material diminution in coverage or benefit at the expense of NB&T or the successors, survivors or assigns of NB&T as if the Employee were still employed under this Agreement until the earliest of the expiration of the Term, 24 months after the termination of the Employee’s employment, or the date on which the Employee is included in another employer’s benefit plans as a full-time employee; provided, however, that if NB&T or its successor chooses, NB&T or its successor may, instead of providing such health, life and disability benefits, pay the Employee cash in an amount that, after payment of applicable federal, state and local income, employment and wage taxes, the Employee will have sufficient cash to purchase equivalent coverage until the earlier of the expiration of the Term or 24 months after the termination of the Employee’s employment; and

(C) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of NB&T hereunder, except as specifically stated in subsection (B).

(ii) The Employee may voluntarily terminate his employment pursuant to this Agreement within one year following a Change of Control and shall be entitled to compensation as set forth in Section 2(c)(i) of this Agreement in the event that any of the following occurs within six months before and one year after a Change of Control:

(A) The present capacity or circumstances in which the Employee is employed are materially changed (including, without limitation, a material reduction in responsibilities or authority, or the assignment of duties or responsibilities substantially inconsistent with those normally associated with the position of Executive Vice President);

(B) The Employee is no longer the Executive Vice President of NB&T;

(C) The Employee is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office as of the date of the commencement of the Term of this Agreement; or

(D) NB&T otherwise breaches this Agreement in any material respect.

In the event that payments pursuant to this subsection (c), alone or in combination with any other compensation, would result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (hereinafter collectively referred to as “Section 280G”), such payments shall be reduced to the maximum amount that may be paid under Section 280G without exceeding such limits. Payments pursuant to this subsection (c) also may not exceed applicable limits established by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (the “FDIC”) or the Board of Governors of the Federal Reserve. In the event a reduction in payments is necessary in order to comply with the requirements of this Agreement relating to the limitations of Section 280G or applicable regulatory limits, the Employee may determine, in his sole discretion, which categories of payments are to be reduced or eliminated.

(d) Death of the Employee. The Term shall automatically terminate upon the death of the Employee before his employment terminates. In the event of such death, the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which the death occurred, except as otherwise specified herein.

(e) “Golden Parachute” Provision. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(f) Definition of “Change of Control”. A “Change of Control” shall mean any one of the following events: (i) the acquisition of ownership or power to vote more than 50% of the voting stock of NB&T or NB&T Financial Group, Inc., an Ohio corporation (hereinafter referred to as “NBTF”); (ii) the merger of NB&T or NBTF into, or the consolidation of NB&T or NBTF with, another corporation, or the merger of another corporation into NB&T or NBTF, on a basis whereby less than fifty percent of the total voting power of the surviving corporation is represented by shares held by former shareholders of NBTF prior to such merger or consolidation; (iii) the acquisition of the ability to control the election of a majority of the directors of either of NB&T or NBTF; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of NB&T or NBTF cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of NB&T or NBTF was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of NB&T or NBTF; (v) the acquisition by any person or entity of the power to direct NB&T’s management or policies, if the Board of Directors has made a determination that such acquisition constitutes or will constitute an acquisition of control of NB&T or NBTF for the purpose of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder; or (vi) NB&T shall have sold substantially all of its assets. For purposes of this paragraph, the term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate or other organization or entity.

(g) Legal Fees. NB&T shall promptly pay all legal fees and expenses (including the costs of experts, evidence and counsel) that the Employee may incur as a result of the Employee or NB&T contesting the validity or enforceability of this Agreement or the Employee seeking to obtain or enforce any right or benefit provided by this Agreement if a court of competent jurisdiction renders a final decision in favor of the Employee with respect to any such contest, or to the extent agreed to by NB&T and the Employee in an agreement of settlement with respect to any such contest.

3. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude NB&T from consolidating with, merging into, or transferring all, or substantially all, of its assets to another corporation that assumes all of NB&T’s obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “NB&T” as used herein shall mean such other corporation or entity and this Agreement shall continue in full force and effect; provided, however, that the assumption of NB&T’s obligations and undertakings hereunder shall not affect the Employee’s right to payments pursuant to Section 2(c)(i) of this Agreement in connection with such consolidation, merger or transfer of assets.

4. Confidential Information. The Employee acknowledges that during his employment he will learn and have access to confidential information regarding NB&T and NBTF, and their customers and businesses. The Employee agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until NB&T and NBTF consent to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Employee shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to NB&T and NBTF, their parents, subsidiaries or affiliates, or to any of the businesses operated by them, and the Employee confirms that such information constitutes the exclusive property of NB&T and NBTF. The Employee shall not otherwise knowingly act or conduct himself (a) to the material detriment of NB&T and NBTF, their parents, subsidiaries or affiliates, or (b) in a manner which is inimical or contrary to the interests of NB&T and NBTF.

5. Nature of Employment. Nothing contained in this Agreement shall create any employment relationship between NB&T and NBTF other than an employment relationship that is terminable “at will.” NB&T may terminate the Employee’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

6. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or his legal representatives without NB&T’s prior written consent; provided, however, that nothing in this Section 6 shall preclude (a) the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

7. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

8. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

9. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

10. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

11. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12. Governing Law; Regulatory Authority. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing.

13. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any other prior agreement between NB&T or any predecessor of NB&T and the Employee.

14. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to NB&T:

President
The National Bank and Trust Company
48 N. South Street
Wilmington, Ohio 45177
With copies to:

Cynthia A. Shafer
Vorys, Sater, Seymour and Pease LLP
Suite 2000, Atrium Two
221 East Fourth Street
Cincinnati, Ohio 45202
If to the Employee:

Andrew J. McCreanor
893 Cedar Drive
Loveland, Ohio 45140

IN WITNESS WHEREOF, NB&T has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of the day and year first above written.

Attest:	THE NATIONAL BANK AND TRUST COMPANY

By
Timothy L. Smith
President and Chief Executive Officer

Attest:

Andrew J. McCreanor
Executive Vice President